EXHIBIT G(2)

                              AMENDED AND RESTATED

                        FOREIGN CUSTODY MANAGER AGREEMENT

         AGREEMENT made as of June 6, 2001 between TD Waterhouse Trust (the "Fund") and The Bank of New York ("BNY").

                              W I T N E S S E T H:

         WHEREAS, the Fund has previously appointed BNY as a foreign custody manager under a certain Foreign Custody Manager Agreement dated November 5, 1999 (the "Prior Agreement");

         WHEREAS, the Fund and BNY desire to re-affirm such appointment and to amend and restate the Prior Agreement;

         WHEREAS, BNY desires to continue to serve as a Foreign Custody Manager and perform the duties set forth herein on the terms and condition contained herein;

         NOW THEREFORE, in consideration of the mutual promises hereinafter contained in this Agreement, the Fund and BNY hereby agrees as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

         1. Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings given such terms in the Rule.

         2. "BOARD" shall mean the board of directors or board of trustees, as the case may be, of the Fund.

         3. "ELIGIBLE FOREIGN CUSTODIAN" shall have the meaning provided in the Rule.

         4. "MONITORING SYSTEM" shall mean a system established by BNY to fulfill the Responsibilities specified in (d) and (e) of Section 1 of Article III of this Agreement.

         5. "RESPONSIBILITIES" shall mean the responsibilities delegated to BNY as a Foreign Custody Manager with respect to each Specified Country and each Eligible Foreign Custodian selected by BNY, as such responsibilities are more fully described in Article III of this Agreement.


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         6.  "RULE"  shall mean Rule 17f-5 under the  Investment  Company Act of
1940, as amended, as such Rule became effective on June 12, 2000.

         7. "SPECIFIED COUNTRY" shall mean each country listed on Schedule I attached hereto (as such Schedule may be amended by BNY from time to time) and each country, other than the United States, constituting the primary market for a security with respect to which the Fund has given settlement instructions to The Bank of New York as custodian (the "Custodian") under its Custody Agreement with the Fund.

                                   ARTICLE II
                        BNY AS A FOREIGN CUSTODY MANAGER

         1. The Fund on behalf of its Board hereby delegates to BNY with respect to each Specified Country the Responsibilities (the "Delegation").

         2. BNY accepts the Delegation and agrees in performing the Responsibilities as a Foreign Custody Manager to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of the Fund's Foreign Assets (as such term is defined by the Rule) would exercise.

         3. BNY shall provide to the Board and the Fund's investment adviser notice promptly after the placement of Foreign Assets of the Fund with a particular Eligible Foreign Custodian selected by BNY within a Specified Country, and at such times as the Board deems reasonable and appropriate based on the circumstances of the Fund's foreign custody arrangements, written reports notifying the Board and the Fund's investment adviser of any material change in the arrangements (including any material change in any contract governing such arrangements) with respect to Foreign Assets of the Fund with any such Eligible Foreign Custodian.

                                  ARTICLE III
                                RESPONSIBILITIES

         1. Subject to the provisions of this Agreement, BNY shall with respect to each Specified Country select an Eligible Foreign Custodian. In connection therewith, BNY shall: (a) determine that Foreign Assets of the Fund held by such Eligible Foreign Custodian will be subject to reasonable care, based on the standards applicable to custodians in the relevant market in which such Eligible Foreign Custodian operates, after considering all factors relevant to the safekeeping of such assets, including, without limitation, those contained in Section (c)(1) of the Rule; (b) determine that the Fund's foreign custody arrangements with each Eligible Foreign Custodian are governed by a written contract with the Custodian which will provide reasonable care for the Fund's assets based on the standards specified in paragraph (c)(1) of the Rule; (c) determine that each contract with an Eligible Foreign Custodian shall include the provisions specified in paragraph (c)(2)(i)(A) through (F) of the Rule or,


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

alternatively, in lieu of any or all of such (c)(2)(i)(A) through (F) provisions, such other provisions as BNY determines will provide, in their entirety, the same or a greater level of care and protection for the assets of the Fund as such specified provisions in their entirety; (d) monitor pursuant to the Monitoring System the appropriateness of maintaining the Foreign Assets of the Fund with a particular Eligible Foreign Custodian pursuant to paragraph
(c)(1) of the Rule including the performance of the contract governing such arrangement; and (e) promptly advise the Fund and its investment adviser whenever BNY determines under the Monitoring System that an arrangement (including any material change in the contract governing such arrangement) described in preceding clause (d) no longer meets the requirements of the Rule, and withdraw the Fund's Foreign Assets from such Eligible Foreign Custodian as promptly as is reasonably practicable.

         2. For purposes of clause (d) of preceding Section 1 of this Article, BNY's determination of appropriateness shall not include, nor be deemed to include, any evaluation of Country Risks associated with investment in a particular country. For purposes hereof, "Country Risks" shall mean systemic risks of holding assets in a particular country including, but not limited to,
(a) an Eligible Foreign Custodian's use of any depositories that act as or operate a system or transnational system for the central handling of securities or equivalent book-entries; (b) such country's financial infrastructure, (c) such country's prevailing custody and settlement practices, (d) nationalization, expropriation or other governmental actions, (e) regulation of the banking or securities industry, (f) currency controls, restrictions, devaluations or fluctuations, and (g) market conditions which affect the orderly execution of securities transactions or affect the value of securities.

                                   ARTICLE IV
                                 REPRESENTATIONS

         1. The Fund hereby represents that: (a) this Agreement has been duly authorized, executed and delivered by the Fund, constitutes a valid and legally binding obligation of the Fund enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on the Fund prohibits the Fund's execution or performance of this Agreement; and (b) this Agreement has been approved and ratified by the Board at a meeting duly called and at which a quorum was at all times present.

         2. BNY hereby represents that: (a) BNY is duly organized and existing under the laws of the State of New York, with full power to carry on its businesses as now conducted, and to enter into this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly authorized, executed and delivered by BNY, constitutes a valid and legally binding obligation of BNY enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on BNY prohibits BNY's execution or performance of this Agreement; (c) BNY is a "U.S. bank" as defined in paragraph
(a)(7) of the Rule; and (d) BNY has established and will maintain the Monitoring System.



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

                                   ARTICLE V
                                 CONCERNING BNY

         1. BNY shall not be liable for any costs, expenses, damages, liabilities or claims, including attorneys' and accountants' fees, sustained or incurred by, or asserted against, the Fund except to the extent the same arises out of the failure of BNY to exercise the care, prudence and diligence required by Section 2 of Article II hereof. In no event shall BNY be liable to the Fund, the Board, or any third party for special, indirect or consequential damages, or for lost profits or loss of business, arising in connection with this Agreement. Anything contained herein to the contrary notwithstanding, nothing contained herein shall affect or alter the duties and responsibilities of BNY or the Fund under any other agreement between BNY and the Fund, including without limitation, the Custody Agreement or any Securities Lending Agreement.

         2. The Fund agrees to indemnify BNY and hold it harmless from and against any and all costs, expenses, damages, liabilities or claims, including reasonable attorneys' and accountants' fees, sustained or incurred by, or asserted against, BNY by reason or as a result of any action or inaction, or arising out of BNY's performance hereunder, provided that the Fund shall not indemnify BNY to the extent any such costs, expenses, damages, liabilities or claims arises out of BNY's failure to exercise the reasonable care, prudence and diligence required by Section 2 of Article II hereof.

         3. BNY shall have only such duties as are expressly set forth herein. In no event shall BNY be liable for any Country Risks associated with investments in a particular country.

                                   ARTICLE VI
                                  MISCELLANEOUS

         1. This Agreement constitutes the entire agreement between the Fund and BNY with respect to the subject matter. In the event of a conflict between the provisions in the Custody Agreement between the Fund and the Custodian and the terms of this Agreement, the terms of this Agreement shall govern.

         2. Any notice or other instrument in writing, authorized or required by this Agreement to be given to BNY, shall be sufficiently given if received by it at its offices at 100 Church Street, 10th Floor New York, New York 10286, or at such other place as BNY may from time to time designate in writing.

         3. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Fund shall be sufficiently given if received by it at its offices at c/o TD Waterhouse Asset Management, 100 Wall Street, 28th Floor, New York, New York 10005, Attention: Michele R. Teichner, Senior Vice President, or at such other place as the Fund may from time to time designate in writing.



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

         4. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided however, that this Agreement shall not be assignable by either party without the written consent of the other.

         5. This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. The Fund and BNY hereby consent to the exclusive jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. The Fund hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum. The Fund and BNY each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

         6. The parties hereto agree that in performing hereunder, BNY is acting solely on behalf of the Fund and no contractual or service relationship shall be deemed to be established hereby between BNY and any other person.

         7. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

         8. This Agreement shall terminate simultaneously with the termination of the Custody Agreement between the Fund and the Custodian, and may otherwise be terminated by either party giving to the other party a notice in writing specifying the date of such termination, which shall be not less than sixty (60) days after the date of such notice.

         9. In consideration of the services provided by BNY hereunder, the Fund shall pay to BNY such compensation and out-of-pocket expenses as may be agreed upon from time to time.

         10. For each Fund organized as a Massachusetts business trust, a copy of its Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. Notice is hereby given that each such instrument is executed on behalf of the trustees of each such Fund and not individually, and that the obligations of this Agreement are not binding upon any of the trustees or shareholders individually but are binding only upon the respective Fund. The parties expressly agree that BNY and its assignees and affiliates shall look solely to the respective Fund's assets and property with respect to enforcement of any claim.



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         IN WITNESS  WHEREOF,  the Fund and BNY have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the date first above written.

                        /s/ Christopher J. Kelley, Secretary
                        -------------------------
                        on behalf of each Fund identified on Schedule I attached hereto individually and severally, and not jointly and severally




                        THE BANK OF NEW YORK



                        By:/s/ Edward G. McGann
                        ---------------------------------
                        Title:  Vice President


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


                        FOREIGN CUSTODY MANAGER AGREEMENT

                                   SCHEDULE I





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